Exhibit 10.1

April 28, 2025

Mr. Young-Joon Kim

[address omitted]

Re:	Amendment to Employment Agreement

Dear Mr. Kim,

This letter (this “Amendment”) serves as a second amendment to your Employment Agreement, originally entered into on April 26, 2018 (the “Original Agreement”), as previously amended by the certain letter agreement dated September 3, 2018 (the “First Amendment”). The Original Agreement and the First Amendment are collectively referred to as the “Employment Agreement”. Any capitalized term not otherwise defined in this Amendment shall have the meaning ascribed to such term in the Employment Agreement.

This Amendment sets forth the agreement among you, Magnachip Semiconductor Corporation (“Parent”) and Magnachip Semiconductor, Ltd. (together with Parent, the “Company”) concerning a temporary reduction in your Annual Base Salary as described below.

1.

Temporary Salary Reduction. Effective as of April 1, 2025, your Annual Base Salary of USD 560,100 (the “Original Base Salary”) will be temporarily reduced by twenty percent (20%) to the annualized amount of USD 448,080 (the “Reduced Base Salary”).

2.

Duration of Reduction. This reduction will remain in effect until such time as the Company becomes “profitable”. The Company shall be deemed to have become profitable if the “operating income” line on the consolidated financial statements of the Company is greater than zero for any two (2) consecutive fiscal quarters. If the Company becomes profitable, then your Annual Base Salary shall return to the Original Base Salary, effective as of the first day of the fiscal quarter immediately following such profitable two (2) consecutive fiscal quarters. For the avoidance of doubt, even if the Company does not remain profitable in subsequent fiscal quarters, your Annual Base Salary shall not be reduced unless otherwise agreed in writing by you and the Company.

3.	Restoration of Base Salary. Upon the occurrence of a Change in Control (regardless of whether accompanied by termination), your Annual Base Salary shall immediately return to the Original Base Salary.

4.

Preservation of Original Base Salary for Certain Calculations. Notwithstanding anything to the contrary herein or in the Employment Agreement, (a) the calculation of any statutory severance or pension benefits will be done based on your Original Base Salary prior to the reduction described in Section 1 above (and not the Reduced Base Salary), and (b) any reference to “Annual Base Salary” or “Final Base Salary” in Sections 3(b) and 5(b) of the Employment Agreement shall be deemed to refer to your Original Base Salary prior to the reduction described in Section 1 above (and not the Reduced Base Salary).

Magnachip Semiconductor, 40F, Parc.1 Tower 2, 108, Yeoui-daero, Yeongdeungpo-gu, Seoul, Republic of Korea, 07335

This Amendment and the Employment Agreement, as amended, contain the entire understanding among the parties on the subjects covered herein and supersede all prior agreements, arrangements and understandings, whether written or oral, regarding the subjects covered herein. Except as expressly set forth in this Amendment, all other terms and conditions of the Employment Agreement, as amended, shall remain unchanged and in full force and effect.

Please indicate your agreement to the terms of this Amendment by signing and returning this letter to me by May 1, 2025.

Yours sincerely,

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore Kim
Name: Theodore Kim
Title: Chief Compliance Officer and General Counsel

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Theodore Kim
Name: Theodore Kim
Title: Director and Executive Vice President

I hereby confirm my receipt, understanding and agreement with the terms of this Amendment.

/s/ Young-Joon Kim
Young-Joon Kim

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